EXHIBIT 3.(ii).2

                                  Seal Omitted
                           FLORIDA DEPARTMENT OF STATE
                                Katherine Harris
                               Secretary of State

March 29, 2002

MICHELLE TUCKER
7359 BALLANTREE CT.
BOCA RATON, FL 33496


The mark registration for POP STARZ was filed on March 21, 2002, and assigned document number T02000000333. Please refer to this number whenever corresponding with this office. Please note if the address of the owner changes, it is the responsibility of the owner to notify this office in writing of such change.

It should be noted that registration of a mark by the Florida Department of State is a ministerial act intended solely to provide public notice of the registrant's ownership rights. The right of ownership of any mark is based on the use of a mark in the ordinary course of trade and is not based on a grant by the Florida Department of State. Further, it is the responsibility of the owners of an existing mark, not the Florida Department of State, to defend it in cases of infringement.

Please be aware if the owner's address changes, it is the responsibility of the owner to notify this office. To facilitate processing, please refer to the trademark's registration number on your change of address notice.

Enclosed please find your certificate.

Should you have any questions regarding this matter, please telephone (850) 245-6051, The Trademark Section.

Nanette Causseaux
Corporate Specialist Supervisor
Division of Corporations

                                                     Letter number: 302A00018759